Execution Copy


                           LOAN AND SECURITY AGREEMENT


                                   dated as of


                               September 19, 1997


                                     BETWEEN


                     BANK ONE, NATIONAL ASSOCIATION as Bank


                                       AND


                        DREW SHOE CORPORATION as Borrower


Porter, Wright, Morris & Arthur
41 South High Street
Columbus, Ohio 43215
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                                TABLE OF CONTENTS

      SECTION                                                             PAGE

      1     The Loans........................................................1
            1.1   The Revolving Loan and Borrowing Base.  ...................1
            1.2   The Term Loan..............................................1
            1.3   Pending Defaults.  ........................................1

      2     Eligibility......................................................1
            2.1   Eligible Accounts..........................................1
            2.2   Eligible Inventory.........................................2
            2.3   Reserves. .................................................3

      3     Terms and Uses of Loans. ........................................3
            3.1   Interest Rates and Fees....................................3
            3.2   Terms of Repayment.........................................3
            3.3   Costs and Expenses.........................................3
            3.4   Use of Proceeds............................................4
            3.5   The Guarantor..............................................4
            3.6   Amendment and Restatement..................................4
            3.7   Increased Capital. ........................................5
            3.8   Maximum Charges. ..........................................5

      4     Security Agreement...............................................5
            4.1   Grant of Security Interest.................................5
            4.2   Representations and Covenants Regarding the Collateral.....7
            4.3   Application  of  Proceeds  from  Collection  of
                    Accounts; Setoff; Government Accounts; Perfection;
                    Lien Notation. ......................................... 7
            4.4   Collateral Insurance.......................................8
            4.5   Books and Records..........................................8
            4.6   Collateral Administration..................................8
            4.7   Preservation and Disposition of Collateral.................9
            4.8   Waivers and Consents.......................................9
            4.9   Financing Statements......................................10
            4.10  Bank's Appointment as Attorney-in-Fact....................10
            4.11  Remedies on Default.......................................11

      5     Conditions Precedent............................................12
            5.1   Effectiveness and Initial Advance.........................12
            5.2   Conditions Precedent to Subsequent Advances...............12


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      6     Warranties and Representations..................................13
            6.1   Corporate Organization and Authority......................13
            6.2   Borrowing is Legal and Authorized.........................13
            6.3   Taxes.....................................................13
            6.4   Capital Structure.........................................14
            6.5   Compliance with Law.......................................14
            6.6   Financial Statements; Full Disclosure.....................14
            6.7   Litigation: Adverse Effects...............................14
            6.8   No Insolvency.............................................15
            6.9   Government Consent........................................15
            6.10  Title to Properties.......................................15
            6.11  No Defaults...............................................15
            6.12  Environmental Protection..................................15
            6.13  ERISA and Labor Matters...................................16
            6.14  Regarding the Accounts and Inventory......................19
            6.15  Margin Loans. ............................................19

      7     Borrower Business Covenants.....................................19
            7.1   Payment of Taxes and Claims...............................19
            7.2   Maintenance of Properties and Corporate Existence.........20
            7.3   Sale of Assets, Merger, Subsidiaries, Tradenames, Conduct
                     of Business............................................20
            7.4   Negative Pledge...........................................21
            7.5   Other Borrowings..........................................21
            7.6   Contingent Obligations....................................22
            7.7   Sale of Accounts; No Consignment..........................22
            7.8   Minimum Security..........................................22
            7.9   Management................................................22
            7.10  Acquisition of Capital Stock. ............................22
            7.11  Cash Dividends and Other Distributions....................22
            7.12  Loans and Advances........................................23
            7.13  Transactions with Affiliates..............................23
            7.14  Tangible Net Worth........................................24
            7.15  Debt Service Coverage Ratio...............................24
            7.16  Environmental Compliance and Indemnification..............25
            7.17  Maintenance of Accounts...................................25
            7.18  Financial Information and Reporting. .....................25
            7.19  Post Closing Matters. ....................................27

      8     Default.........................................................27
            8.1   Events of Default.........................................27
            8.2   Default Remedies. ........................................28


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      9     Miscellaneous...................................................28
            9.1   Notices...................................................28
            9.2   Access to Accountants. ...................................29
            9.3   Reproduction of Documents.................................29
            9.4   Survival, Successors and Assigns..........................30
            9.5   Amendment and Waiver, Duplicate Originals.................30
            9.6   Accounting Treatment and Fiscal Year......................30
            9.7   Enforceability and Governing Law. ........................30
            9.8   Confidentiality...........................................31
            9.9   Waiver of Right to Trial by Jury..........................31
            9.10  No Consequential Damages. ................................31
            9.11  Indemnity.................................................31

      10    Definitions ....................................................32
            10.1  Uniform Commercial Code Terms. ...........................32
            10.2  Accounting Terms..........................................32
            10.3  Other Definitional Provisions.............................32
            10.4  Index of Definitions.  ...................................32

Exhibits

            Exhibit A-1     - Revolving Note
            Exhibit A-2     - Term Note
            Exhibit B       - Borrowing Base Certificate
            Exhibit C       - Conditions Precedent to Initial Disbursement

Schedules

            Schedule 4.2     - Schedule of Business Locations
            Schedule 6.4     - Capital Structure
            Schedule 6.10    - Schedule of Permitted Encumbrances
            Schedule 6.13(a) - ERISA Matters
            Schedule 6.13(b) - Labor Matters

                           LOAN AND SECURITY AGREEMENT

      This Loan and Security Agreement (this "Agreement") is entered into at Columbus, Ohio, between Bank One, National Association (the "Bank") and Drew Shoe Corporation (the "Borrower") as of the _____ day of September, 1997.

1 The Loans. The Bank, subject to the terms and conditions hereof, will extend credit to the Borrower up to the aggregate principal sum of $5,500,000.00 (the "Loans").

1.1 The Revolving Loan and Borrowing Base. The Bank will extend a revolving credit facility to the Borrower under which the Bank shall make, subject to the terms and conditions hereof, loans and advances on a revolving basis up to the principal sum of $4,500,000.00 (the "Revolving Loan"). The principal balance of the Revolving Loan shall not exceed an amount equal to the sum of (i) the lesser of up to 35% of Eligible Inventory or $2,500,000.00; plus (ii) up to 80% of Eligible Accounts (collectively the "Borrowing Base").

1.2 The Term Loan. The Bank, subject to the terms and conditions hereof, will extend to the Borrower a term facility in the principal sum of $1,000,000.00 (the "Term Loan")

1.3 Pending Defaults. The Bank shall have no obligation to advance or readvance any sums pursuant to the Revolving Loan, if at any time (i) a set of facts or circumstances exists, which, by itself, upon the giving of notice, the lapse of time, or any one or more of the foregoing would constitute an Event of Default under this Agreement (a "Pending Default"), or (ii) the Bank, in its sole good faith discretion, determines that a Material Adverse Effect has occurred or that a material adverse change has occurred in the financial condition, operations or business of the Borrower, in the value of the Collateral or in the Bank's interest in the Collateral.

2     Eligibility.

2.1 Eligible Accounts. The term "Eligible Accounts" means the portion of the Borrower's accounts arising in the ordinary course of the Borrower's business from the sale of goods or services that the Bank determines in its sole good faith discretion, based on credit policies, market conditions, the Borrower's business and other criteria, is eligible. An account shall not be deemed an Eligible Account unless such account is subject to the Bank's perfected first priority security interest and no other lien, encumbrance, or security interest, is evidenced by an invoice or other documentary evidence satisfactory to the Bank, is unconditionally due and payable in U.S. dollars to the Borrower from a party (the "Account Debtor") and conforms to the warranties regarding the accounts contained in this Agreement. Without limiting the generality of the foregoing, no account shall be an Eligible Account if:

(a) the account is due and payable and (i) is more than 60 days past-due or (ii) remains unpaid more than 150 days after the date of the original invoice therefor; (b) the account arises from uncompleted performance on the part of the Borrower, constitutes a progress billing or advance billing, is a "bill and hold," or, if involving a sale of goods, all such goods have not been lawfully shipped and invoiced to the Account Debtor, (or if requested by the Bank, copies of all invoices, together with all shipping documents and delivery receipts evidencing such shipment have not been delivered to the Bank);

(c) the account arises from a contract with any government or agency thereof, except for the Veterans Administration;

(d) the account is subject to any prior assignment, claim, lien, subrogation rights or security interest, or subject to any levy or setoff;

(e) the account is subject to any credit, contra account, allowance, adjustment, return of goods, or discount (collectively a "Contra"), provided, however, that unless the Account Debtor has asserted a Contra, if the amount of the account exceeds the amount of the Contra, such excess shall be considered for eligibility if such excess is not otherwise excluded by this Section 2.1;

(f) the account arises from an Affiliate;

(g) the Account Debtor is subject to bankruptcy, receivership or similar proceedings or is insolvent;

(h) the account is evidenced by any chattel paper, promissory note, payment instrument or written agreement or arises from a consumer;

(i) the account arises from an Account Debtor whose mailing address or executive office is located outside the United States or one of the Canadian Provinces ( excluding Quebec) unless (A) the payment for such account is assured by an irrevocable letter of credit, such letter of credit is from a financial institution acceptable to the Bank, the same has been assigned to the Bank and the original has been delivered to the Bank or the same has been confirmed by a financial institution acceptable to the Bank and is in form and substance acceptable to the Bank, payable in the full amount of the account in United States dollars at a place of payment located within the United States, or (B) the payment for such account is insured by foreign credit insurance acceptable to the Bank, which has been collaterally assigned to the Bank in form satisfactory to the Bank, and the Bank has been named beneficiary with respect thereto;

(j) the account arises from an Account Debtor who has more than 25% of its accounts (in dollar value) not eligible pursuant to Section 2.1(a) above; or

(k) the Bank has notified the Borrower that the account or the Account Debtor is unsatisfactory or unacceptable (which the Bank reserves the right to do in its sole good faith discretion at any time).

2.2 Eligible Inventory. The term "Eligible Inventory" means that portion of the Borrower's inventory on which the Bank has a first and exclusive perfected security interest (provided, however, that prior to November 19, 1997, inventory shall not be deemed ineligible solely on account of the Borrower's failure to obtain a landlord's waiver with respect to the same) and that the Bank determines in its sole good faith discretion from time to time, based on credit policies, market conditions, the Borrower's business and other matters, is eligible for use in calculating the Borrowing Base. For purposes of determining the Borrowing Base, Eligible Inventory shall not include (a) work in process,
(b) slow-moving, obsolete or discontinued inventory, (c) supply items, packaging, or the freight portion of raw materials, (d) inventory in the control of a third person for processing, storage, or otherwise unless the Borrower shall have obtained and delivered to the Bank, a bailee's waiver or secured party of bailee's waiver, in form satisfactory to the Bank, the original documents or other instruments evidencing such inventory, or such other agreements or other documents the Bank shall require in its sole and absolute discretion, (e) consigned inventory, (f) inventory in transit, (g) inventory associated with any contract of which the Borrower has knowledge that the same may be subject to a material adverse development, (h) inventory located outside the United States or (i) inventory associated with any contract to the extent that progress or advance payments received from the Account Debtor would cause such inventory to be identified to the contract. All inventory shall be valued at the lesser of cost (on a FIFO basis) or market.

2.3 Reserves. The Bank reserves the right to deduct from any advances to be made hereunder such amounts as the Bank may deem proper and necessary, in its sole discretion, to establish reserves for the creditworthiness of any Account Debtor, market fluctuations in the value of inventory, the payment of taxes or contingent liabilities, customer advances and deposits, payment of interest, fees, and expenses payable under this Agreement or any other agreement in favor of the Bank, and such other purposes as the Bank may deem appropriate.

3     Terms and Uses of Loans.

3.1 Interest Rates and Fees. The Borrower agrees to pay the Bank (a) each month interest on the unpaid balance of the Loans at the rates of interest set forth in the note or notes evidencing the Loans, and (b) no later than the execution of this Agreement, a closing fee of $22,500.00 with respect to the Revolving Loan and $5,000.00 with respect to the Term Loan.

3.2 Terms of Repayment. The Loans shall be evidenced by one or more notes, each in substantially the form set forth in Exhibit A-1 and A-2 attached hereto. Repayment of the Loans shall be made in accordance with the terms of the promissory notes then outstanding pursuant to this Agreement.

3.3 Costs and Expenses. The Borrower agrees to pay audit fees (in the amount of $500.00 per day per auditor, plus the out-of-pocket expenses of such auditors). In addition, the Borrower agrees to pay service charges, analysis fees, and all costs and expenses incidental to or in connection with this Agreement or any service provided by the Bank, the enforcement of the Bank's rights in connection therewith, any amendment or modification of this Agreement or any other loan documents, any litigation, contest, dispute, proceeding or action in any way relating to the Collateral or to this Agreement, whether any of the foregoing are incurred prior to or after maturity, the occurrence of an Event of Default, or the rendering of a judgment. Such costs shall include, but not be limited to, fees and out-of-pocket expenses of the Bank's counsel, recording fees, inspection fees, revenue stamps and note and mortgage taxes.

3.4 Use of Proceeds. The net proceeds of the Loans will be used to refinance all of the Borrower's existing bank indebtedness, and to pay in full its existing debentures issued as part of the Borrower's 1986 reorganization, to provide for working capital requirements of the Borrower and for any other lawful business purpose in the Borrower's business.

3.5 The Guarantor. BCAM International, Inc. (the "Guarantor") shall unconditionally guarantee the full and prompt payment of the Loans.

3.6 Amendment and Restatement. The indebtedness and obligations evidenced by this Agreement and all instruments, agreements, and documents executed in connection herewith constitute an amendment, renewal, and restatement of all indebtedness and obligations of the Borrower evidenced by a certain Business Loan Agreement dated August 30, 1996, as amended from time to time (the "Prior Loan Agreement") and all promissory notes, instruments, security agreements and other documents executed in connection therewith (collectively the "Prior Loan Documents"). All Uniform Commercial Code financing statements, fixtures filings, and all security agreements and/or collateral assignments executed and delivered to the Bank in connection with the Prior Loan Agreement, or the Prior Loan Documents shall remain in full force and effect in all respects as if the indebtedness and obligations secured and perfected with respect to such Uniform Commercial Code financing statements, security agreements and collateral assignments had been payable originally as provided by this Agreement and by the instruments, agreements and documents executed in connection herewith. The terms and conditions of this Agreement and the Bank's rights and remedies hereunder, shall apply to all of the obligations incurred under the Prior Loan Agreement. It is expressly understood and agreed by the parties hereto that this Agreement is in no way intended to constitute a novation of the indebtedness existing under the Prior Loan Agreement or evidence payment of all or any of such obligations and liabilities. The Borrower reaffirms the security interest and liens granted to the Bank pursuant to each of the Prior Loan Documents executed by the Borrower, which security interest and liens shall continue in full force and effect during the terms of this Agreement and any renewals thereof and shall continue to secure the obligations identified in the Prior Loan Documents. All references to the Prior Loan Agreement in the Prior Loan Documents shall be deemed to refer to this Agreement. If any inconsistency exists between this Agreement and the Prior Loan Agreement or the Prior Loan Documents, the terms of this Agreement shall prevail. Nothing contained in this Agreement or in any security agreement, assignment, collateral assignment, mortgage or other document or instrument executed contemporaneously herewith shall be deemed to satisfy or discharge the indebtedness evidenced by the Prior Loan Agreement, or the Prior Loan Documents (this being an amendment and restatement only) or terminate the security interests, assignments, mortgages, financing statements, fixture filings, or other documents or instruments previously executed and delivered granted to the Bank prior to the date hereof.

3.7 Increased Capital. If after the date hereof the Bank determines that (i) the adoption or implementation of or any change in or the interpretation or administration of any law or regulation or any guideline or request from any central bank or other governmental authority or quasi-governmental authority exercising jurisdiction, power or control over the Bank or banks or financial institutions generally (whether or not having the force of law), compliance with which affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (ii) the amount of such capital is increased by or based upon the making or maintenance by the Bank of any of the Loans, any participation in or obligation to participate in the Loans, or other advances made hereunder or the existence of any obligation to make the Loans then, in any such case, upon written demand by the Bank, the Borrower shall immediately pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank or such corporation therefor. Such demand shall be accompanied by a statement as to the amount of such compensation and include a summary of the basis for such demand with detailed calculations. Such statement shall be conclusive and binding for all purposes, absent manifest error.

3.8 Maximum Charges. In no event whatsoever shall the interest rate and other charges hereunder exceed the highest rate permissible under law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event such a court determines that the Bank has received interest or other charges hereunder in excess of the highest rate applicable thereto, the Bank shall promptly refund such excess amount to the Borrower, and the provisions hereof shall be deemed amended to provide for such permissible rate.

4     Security Agreement.

4.1 Grant of Security Interest. The Borrower hereby grants, pledges, conveys and assigns to the Bank continuing security interests in all of Borrower's right, title, and interest in the following property, whether the Borrower's interest therein be as owner, co-owner, lessee, consignee, secured party or otherwise, and whether the same be now owned or existing or hereafter arising or acquired, and wherever located, together with all substitutions, replacements, additions and accessions therefor or thereto, all documents, negotiable documents, documents of title, warehouse receipts, storage receipts, dock receipts, dock warrants, express bills, freight bills, airbills, bills of lading, and other documents relating thereto, all products thereof and all cash and non-cash proceeds thereof including, but not limited to, notes, drafts, checks, instruments, insurance proceeds, indemnity proceeds, warranty and guaranty proceeds (herein the "Proceeds"): (a) all inventory including, but not limited to, all goods, merchandise and other personal property furnished under any contract of service or intended for sale or lease, all parts, supplies, raw materials, work in process, finished goods, materials used or consumed, and repossessed and returned goods (herein the "Inventory"); (b) all accounts, accounts receivable, contract rights, chattel paper, general intangibles, income or other tax refunds, proceeds of letters of credit, preference recoveries and all claims in respect of any transfers of any kind, instruments, negotiable documents, notes, drafts, acceptances and other forms of obligations, all books, records, ledger cards, computer programs, and other documents or property, including without limitation such items which are evidencing or relating to the accounts and inventory and including, but not limited to, any of the foregoing arising from or in connection with the sale, lease or other disposition of Inventory (herein the "Accounts"); (c) all machinery, equipment, tools, dies, molds, rolling stock, furniture, furnishings and fixtures including, but not limited to, all manufacturing, fabricating, processing, transporting and packaging equipment, power systems, heating, cooling and ventilating systems, lighting and communications systems, electric, gas and water distribution systems, food service systems, fire prevention, alarm and security systems, laundry systems and computing and data processing systems (herein the "Equipment"); (d) all trade names, trademarks, trade secrets, service marks, data bases, software and software systems, including the source and object codes, information systems, discs, tapes, customer lists, telephone numbers, credit memoranda, goodwill, patents, patent applications, patents pending, copyrights, royalties, literary rights, licenses and franchises (herein the "Intellectual Property"); and (e) all deposit accounts, whether general, special, time, demand, provisional, or final, all cash or monies wherever located, any and all deposits or other sums at any time due to Borrower, any and all policies or certificates of insurance, stock, securities, investment property, securities accounts, goods, choses in action, cash and property, which now or hereafter are at any time in the possession or control of the Bank or in transit by mail or carrier to or from the Bank, or in the possession of any third party acting in the Bank's behalf, without regard to whether the Bank received the same in pledge for safekeeping, as agent for collection or transmission or otherwise, or whether the Bank has conditionally released the same (herein the "Deposits") (all of the Accounts, the Inventory, the Equipment, the Intellectual Property, the Deposits and the Proceeds herein are collectively termed the "Collateral"). Notwithstanding the foregoing, the Bank agrees that Borrower's right, title and interest in the following life insurance policies, any replacements or substitutes therefor, and in all proceeds of the same (the "Excluded Property") shall not be included in the definition of Collateral: (1) Massachusetts Mutual Policy #4150489 in the face amount of $330,000.00 on the life of George Utley and (2) Massachusetts Mutual Policy #4150470 in the face amount of $330,000.00 on the life of Harold
C. Schuyler.

      The security interests hereby granted are to secure the prompt and full payment and complete performance of all Obligations to the Bank. The word "Obligations" means all indebtedness, debts and liabilities (including principal, interest, late charges, collection costs, attorneys' fees and the like) of the Borrower to the Bank, whether now existing or hereafter arising, either created by the Borrower alone or together with another or others, primary or secondary, secured or unsecured, absolute or contingent, liquidated or unliquidated, direct or indirect, whether evidenced by note, draft, application for letter of credit or otherwise, and any and all renewals of or substitutes therefor, including all indebtedness owed to the Bank in connection with the Loans.

      The continuing security interests granted hereby shall extend to all present and future Obligations, whether or not the Obligations are reduced or extinguished and thereafter increased or reincurred, whether or not the Obligations are related to the indebtedness identified above by class, type or kind and whether or not the Obligations are specifically contemplated as of the date hereof. The absence of any reference to this Agreement in any documents, instruments or agreements evidencing or relating to any Obligation secured hereby shall not limit or be construed to limit the scope or applicability of this Agreement.

4.2 Representations and Covenants Regarding the Collateral. The Borrower represents and warrants that except for the security interests granted hereby, any liens set forth in Schedule 6.10, and liens permitted by this Agreement, the Borrower is, or as to Collateral arising or to be acquired after the date hereof, shall be, the sole and exclusive owner, lessee, or licensee, as the case may be, of the Collateral, and the Collateral is and shall remain free from any and all liens, security interests, encumbrances, claims and interests, and no security agreement, financing statement, equivalent security or lien instrument or continuation statement covering any of the Collateral is on file or of record in any public office. The Borrower shall not create, permit or suffer to exist, and shall take such action as is necessary to remove any claim to or interest in or lien or encumbrance upon the Collateral except the security interest granted hereby and any liens or encumbrances set forth in Schedule 6.10, and shall defend the right, title and interest of the Bank in and to the Collateral against all claims and demands of all persons and entities at any time claiming the same or any interest therein. The Borrower shall (a) maintain its principal place of business and chief executive office at the address set forth in paragraph 9.1 of this Agreement, and the records concerning the Collateral shall be kept at that address unless the Bank shall give its prior written consent otherwise; (b) keep the Collateral at the locations set forth in Schedule 4.2 attached hereto and maintain no other place of business or place where Collateral is located, except as shown in Schedule 4.2 attached hereto; and (c) deliver to the Bank at least thirty (30) days prior to the occurrence of any of the following events, written notice of such impending events: (i) a change in the principal place of business or chief executive office; (ii) the opening or closing of any place of business; or (iii) a change in name, identity or corporate structure.

4.3 Application of Proceeds from Collection of Accounts; Setoff; Government Accounts; Perfection; Lien Notation. All amounts received by the Bank representing payment of Accounts or proceeds from the sale of Inventory or of the Collateral may be applied by the Bank to the payment of the Obligations in such order of preference as the Bank may determine. The Borrower also authorizes the Bank at any time after the occurrence of an Event of Default, without notice, to appropriate and apply any balances, credits, deposits, accounts or money of the Borrower in the Bank's possession, custody or control to the payment of any of the Obligations whether or not the Obligations are due or matured. If any of the Accounts arise out of contracts with or orders from the United States or any department, agency or instrumentality thereof, the Borrower shall immediately (i) notify the Bank thereof in writing and (ii) execute any instrument and take any steps which the Bank deems necessary and requests in writing from the Borrower pursuant to the Federal Assignment of Claims Act of 1940, as amended (41 U.S.C. Section 15) in order that all money due and to become due under such contract or order shall be assigned to the

Bank. The Borrower agrees to execute, deliver, file and record all such notices, affidavits, assignments, financing statements and other instruments as shall in the judgment of the Bank be necessary or desirable to evidence, validate and perfect the security interest of the Bank in the Accounts. If certificates of title are issued or outstanding with respect to any Inventory or Equipment, the Borrower will cause the interest of the Bank to be properly noted thereon at the Borrower's expense.

4.4 Collateral Insurance. The Borrower shall have and maintain insurance at all times with respect to all Inventory and Equipment insuring against risks of fire (including so-called extended coverage), explosion, theft, sprinkler leakage and such other casualties as the Bank may designate, containing such terms, in such form, for such amounts, for such periods and written by such companies as may be satisfactory to the Bank, and each such policy shall contain a clause or endorsement satisfactory to the Bank that names the Bank as additional insured and loss payee, as its interests may appear, that provides that no act, default or breach of warranty or condition of the insured or any other person shall affect the right of the Bank to recover under such policy or policies of insurance or to pay any premium in whole or in part relating thereto, and that provides for thirty (30) days' written minimum notice of cancellation or alteration to the Bank. The Borrower shall deliver to the Bank certified copies of all policies of insurance and evidence of the payment of all premiums therefor, upon written request from the Bank. The Borrower hereby irrevocably appoints the Bank (and any of the Bank's officers, employees or agents designated by the Bank) as attorney-in-fact in obtaining and cancelling such insurance and in making, settling and adjusting all claims under such policies of insurance, endorsing any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance; provided, however, that the Bank shall not exercise the power of attorney granted by this section until and unless (a) an Event of Default shall have occurred or (b) an event of loss shall have occurred and the Bank in good faith deems (i) that the Borrower, after reasonable opportunity to do so, is not diligently pursuing its claims with respect to such loss, and (ii) that the failure of Borrower to do so is likely to have a Material Adverse Effect. In the event of failure to provide insurance as herein provided, the Bank may, at its option, provide such insurance, and the Borrower shall pay to the Bank, upon demand, the cost thereof. Should said sum not be paid to the Bank upon demand, interest shall accrue thereon from the date of demand until paid in full at the highest rate set forth in any document or instrument evidencing any of the Obligations.

4.5 Books and Records. The Borrower shall (a) at all times keep accurate and complete records of the Collateral in accordance with GAAP, including without limitation, a perpetual inventory in respect of the Borrower's finished goods in its retail locations (excluding its outlet stores) and a periodic inventory in respect of all other inventory and complete and accurate stock records, and at all reasonable times and from time to time, shall allow the Bank, by or through any of its officers, agents, attorneys or accountants, to examine, inspect and make extracts from such books and records and to arrange for verification of the Collateral directly with Account Debtors or by other methods and to examine and inspect the Collateral wherever located, and (b) upon request of the Bank, provide the Bank with copies of agreements with, purchase orders from, and invoices to, the Account Debtors, and copies of all shipping documents, delivery receipts, and such other documentation and information relating to the Collateral as the Bank may require.

4.6 Collateral Administration. The Borrower (a) shall promptly perform, on request of the Bank, such acts as the Bank may determine to be necessary or advisable to create, perfect, maintain, preserve, protect and continue the perfection of any lien and security interest provided for in this Agreement or otherwise to carry out the intent of this Agreement, including, without limitation, (i) obtaining waivers or other similar documents reasonably necessary to permit the enforcement of the remedies of the Bank hereunder, (ii) delivering to the Bank warehouse receipts covering any portion of the Inventory located in warehouses and for which warehouse receipts are issued, (iii) delivering to the Bank copies, and originals upon the Bank's request, of all letters of credit on which the Borrower is named beneficiary, and (iv) if any Inventory is at any time in the possession or control of a warehouseman, bailee or any agent, notifying such person of the Bank's lien and security interest in the Collateral upon the Bank's request and, upon the Bank's request, instructing such persons to hold all Collateral for the Bank's account subject to the Bank's instruction; (b) shall not (i) extend, amend or otherwise modify the terms of any Account, (ii) amend, modify or waive any term or condition of any contractual obligation related thereto or (iii) redate any invoice or sale or make sales on extended dating beyond that customary in the Borrower's industry; provided, however, that the Borrower may extend, amend or otherwise modify the terms of any Account in the ordinary course of business, if such extension, amendment, modification or waiver does not cause an Account to become or otherwise remain (but for such action) an Eligible Account; and (c) if there are any disputes with any of the Accounts, will notify the Bank promptly and resolve or settle such dispute at no expense or detriment to the Bank.

4.7 Preservation and Disposition of Collateral. The Borrower shall (a) use its best efforts to obtain, prior to the placement of any Collateral in or upon any leased real property, a waiver from the lessor with respect to the rights (whether present or future) of the lessor with respect to that Collateral; (b) advise the Bank promptly, in writing and in reasonable detail, (i) of any material encumbrance or claim asserted against any of the Collateral; (ii) of any material change in the composition of the Collateral; and (iii) of the occurrence of any other event that would have a material adverse effect upon the aggregate value of the Collateral or upon the security interest of the Bank; (c) not sell or otherwise dispose of the Collateral, except for the Inventory or Equipment as otherwise permitted by this Agreement or by any agreement executed in connection herewith; (d) keep the Collateral in good condition and shall not misuse, abuse, secrete, waste or destroy any of the same; and (e) not use the Collateral in violation of any statute, ordinance, regulation, rule, decree or order; (f) not permit any taxes, assessments, charges or levies to become liens or encumbrances upon the Accounts or the Inventory or in respect to the income or profits therefrom. At its option, the Bank may discharge taxes, liens, security interests or other encumbrances at any time levied or placed on the Collateral and may pay for the maintenance and preservation of the Collateral. The Borrower agrees to reimburse the Bank upon demand for any payment made or any expense incurred (including reasonable attorneys' fees) by the Bank pursuant to the foregoing authorization. Should said sum not be paid to the Bank upon demand, interest shall accrue thereon, from the date of demand until paid in full, at the highest rate set forth in any document or instrument evidencing any of the Obligations.

4.8 Waivers and Consents. The Borrower waives presentment and demand for payment of any of the Obligations, protests and notice of dishonor or Event of Default with respect to any of the Obligations and all other notices to which the Borrower might otherwise be entitled, except as otherwise expressly provided in this Agreement. No failure to exercise or delay in exercising any right, power or privilege under this Agreement on the part of the Bank shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The Bank shall have no duty as to the collection or protection of Collateral or any income therefrom, nor as to the preservation of rights against prior parties, nor as to the preservation of any right pertaining thereto, beyond the safe custody of Collateral in the possession of the Bank and the occurrence of an Event of Default and the exercise of remedies under this Agreement..

4.9 Financing Statements. At the request of the Bank, the Borrower shall join with the Bank in executing, delivering and filing one or more financing statements in a form satisfactory to the Bank and shall pay the cost of filing the same in all public offices wherever filing is deemed by the Bank to be necessary or desirable. A carbon, photographic or other reproduction of this Agreement or of a financing statement shall be sufficient as a financing statement.

4.10 Bank's Appointment as Attorney-in-Fact. The Borrower hereby irrevocably constitutes and appoints the Bank and any officer or agent thereof, with full power of substitution, as the Borrower's true and lawful attorney-in-fact with full irrevocable power and authority in its place and stead and in its name or in the Bank's own name, from time to time in the Bank's discretion, for the purpose of carrying out the terms of this Agreement, and hereby grants to the Bank the power and right, on behalf of the Borrower, without notice to or assent: (a) to execute, file and record all such financing statements, certificates of title and other certificates of registration and operation and similar documents and instruments as the Bank may deem necessary or desirable to protect, perfect and validate the Bank's security interest in the Collateral;
(b) after the occurrence of an Event of Default and during the continuance thereof, to receive, collect, take, indorse, sign, and deliver in the Borrower's or the Bank's name, any and all checks, notes, drafts, or other documents or instruments relating to the Collateral; and (c) upon the occurrence of an Event of Default, (i) to notify postal authorities to change the address for delivery of the Borrower's mail to an address designated by the Bank, (ii) to open such mail delivered to the designated address, (iii) to sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with accounts and other documents relating to the Collateral; (iv) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (v) to defend any suit, action or proceeding brought with respect to any Collateral;
(vi) to negotiate, settle, compromise or adjust any account, suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as the Bank may deem appropriate; and (vii) generally, to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Bank were the absolute owner thereof for all purposes, and to do, at the Bank's option, at any time or from time to time, all acts and things which the Bank deems necessary to protect, preserve or realize upon the Collateral and the Bank's security interest therein, in order to effect the intent of this Agreement.

      The Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable. The powers conferred upon the Bank hereunder are solely to protect its interests in the Collateral and shall not impose any duty upon the Bank to exercise any such powers. The Bank shall be accountable only for amounts that the Bank actually receives as a result of the exercise of such powers and neither the Bank nor any of its officers, directors, employees or agents shall be responsible to the Borrower for any act or failure to act, except for the Bank's own gross negligence or willful misconduct, as determined by a final non-appealable judgment by a court of competent jurisdiction.

4.11 Remedies on Default. Upon the occurrence of an Event of Default and during the continuance thereof, the Bank shall have the rights and remedies of a secured party under this Agreement, under any other instrument or agreement securing, evidencing or relating to the Obligations and under the laws of the State of Ohio or any other applicable state law. Without limiting the generality of the foregoing, the Bank shall have the right to take possession of the Collateral and all books and records relating to the Collateral and for that purpose the Bank may enter upon any premises on which the Collateral or books and records relating to the Collateral or any part thereof may be situated and remove the same therefrom. Except for the notices specified below of time and place of public sale or disposition or time after which a private sale or disposition is to occur, the Borrower expressly agrees that the Bank, without demand of performance or other demand, advertisement or notice of any kind to or upon the Borrower or any other person or entity (all and each of which demands, advertisements and/or notices are hereby expressly waived), may forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase or sell or otherwise dispose of and deliver the Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any of the Bank's offices or elsewhere at such prices as the Bank may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Bank shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption. The Borrower further agrees, (a) at the Bank's request, to assemble the Collateral and to make it available to the Bank at such places as the Bank may reasonably select and (b) to allow the Bank to use or occupy the Borrower's premises, without charge, for the purpose of effecting the Bank's remedies in respect of the Collateral. The Bank shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any or all of the Collateral or in any way relating to the rights of the Bank hereunder, including reasonable attorneys' fees and legal expenses, to the payment in whole or in part of the Obligations, in such order as the Bank may elect, and only after so paying over such net proceeds and after the payment by the Bank of any other amount required by any provision of law, need the Bank account for the surplus, if any. To the extent permitted by applicable law, the Borrower waives all claims, damages and demands against the Bank arising out of the repossession, retention, sale or disposition of the Collateral and agrees that the Bank need not give more than 10 days' notice pursuant to the terms of this Agreement of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters. The Borrower shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all amounts to which the Bank is entitled and shall also be liable for the costs of collecting any of the Obligations or otherwise enforcing the terms thereof or of this Agreement, including reasonable attorneys' fees.

5     Conditions Precedent.

5.1 Effectiveness and Initial Advance. This Agreement shall become effective and the Bank shall be obligated to make the initial advance hereunder only after the Bank shall have received from the Borrower each of the following items in form and substance satisfactory to the Bank:

(a) The Bank shall have received this Agreement, the promissory notes referenced above and all other agreements, documents and instruments described in Exhibit C attached hereto and made a part hereof, each duly executed where appropriate in form and substance satisfactory to the Bank, and without limiting the foregoing, the Borrower hereby directs its counsel Vorys, Sater, Seymour & Pease and Ruskin, Moscou, Evans & Faltischek, P.C. to prepare and deliver to the Bank the opinions referred to in such Exhibit.

(b) The Bank shall have received a certificate signed by the Vice President of Finance of the Borrower, stating to the best of his knowledge after due inquiry, on such effective date no Event of Default has occurred and is continuing.

(c) The Bank shall have received (i) UCC-1 financing statements duly executed that shall, when filed in the appropriate jurisdictions, be sufficient to perfect liens on the Collateral, (ii) an open end mortgage assignment of rents and security agreement, duly executed, that shall, when filed in the appropriate jurisdiction, be sufficient to effect a mortgage lien on the real estate and improvements located at 252 Quarry Road and 301 Forest Rose, Lancaster, Ohio (collectively the "Real Property"), and (iii) Trademark Collateral Assignments and Security Agreements sufficient to perfect liens on the Borrower's trademarks and related property.

(d) The proforma borrowing base certificate shall reflect availability under the Borrowing Base, after the initial draw hereunder, of not less than $700,000.00.

5.2 Conditions Precedent to Subsequent Advances. The obligation of the Bank to make any disbursement or advance subsequent to the initial disbursement or initial advance under the

Revolving Loan, of any portion of any of the Loans is subject to all the conditions and requirements of this Agreement and delivery of the following required documents, or other action, all of which are conditions precedent:

(a) Warranties and Representations. On the date of each advance pursuant to the Revolving Loan, the warranties and representations set forth in Section 6 hereof and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time pursuant to this Agreement or any related document shall be true and correct on and as of such date with the same effect as though such warranties and representations had been made on and as of such date, except to the extent that such warranties and representations expressly relate to an earlier date.

(b) Compliance. The Borrower shall have complied and shall then be in compliance with all the terms, covenants and conditions of this Agreement which are binding upon it, and no Event of Default or Pending Default shall have occurred and be continuing on such date or after giving effect to the advances requested to be made.

(c) Confirmation of Conditions Precedent. The Borrower shall then be in compliance with and able to confirm all the foregoing conditions precedent with the same effect as though such conditions precedent were requirements to the making of any advance contemplated herein.

6 Warranties and Representations. In order to induce the Bank to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrower, the Borrower represents and warrants to the Bank that each of the following statements is true and correct:

6.1 Corporate Organization and Authority. The Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio; (b) has all requisite corporate power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted; and (c) is not doing business or conducting any activity in any jurisdiction in which it has not duly qualified and become authorized to do business, except for the State of Arizona; provided, however, the Borrower shall have taken steps necessary to qualify in Arizona no later than 60 days from the date of this Agreement.

6.2 Borrowing is Legal and Authorized. (a) The Board of Directors of the Borrower has duly authorized the execution and delivery of this Agreement and of the notes and documents contemplated herein; this Agreement, the notes and other documents executed in connection with this Agreement will constitute valid and binding obligations enforceable in accordance with their respective terms; (b) the execution of this Agreement and related notes and documents and the compliance with all the provisions of this Agreement (i) are within the corporate powers of the Borrower; and (ii) are legal and will not conflict with, result in any breach in any of the provisions of, constitute a default under, or result in the creation of any lien or encumbrance upon any property of the Borrower under the provisions of any agreement, charter instrument, bylaw, or other instrument to which the Borrower is a party or by which it may be bound; (c) there are no limitations in any indenture, contract, agreement, mortgage, deed of trust or other agreement or instrument to which the Borrower is now a party or by which the Borrower may be bound with respect to the payment of principal or interest on any indebtedness, or the Borrower's ability to incur indebtedness including the notes to be executed in connection with this Agreement.

6.3 Taxes. All tax returns required to be filed by the Borrower in any jurisdiction have in fact been filed, and all taxes, assessments, fees and other governmental charges upon the Borrower, or upon any of its properties, which are due and payable have been paid, except to the extent that any of the same are not required to be paid pursuant to the terms of this Agreement. The Borrower does not know of any proposed additional tax assessment against it. The accruals for taxes on the books of the Borrower for its current fiscal period are adequate.

6.4 Capital Structure. Schedule 6.4 attached hereto accurately represents to the Bank the following: (a) the classes of capital stock of the Borrower and par value of each such class, all as authorized by the Borrower's Articles of Incorporation , (b) the number of shares of each such class of stock issued and outstanding, (c) the registered owner or holder (legally or beneficially) thereof, (d) the certificate numbers evidencing the foregoing, and (e) the Borrower's employer tax identification number. All shares of all classes of capital stock issued are fully paid and nonassessable. The Borrower does not have outstanding any other stock or other equity security, or any other instrument convertible to an equity security of the Borrower, or any commitment, understanding, agreement or arrangement to issue, sell or have outstanding any of the foregoing.

6.5 Compliance with Law. The Borrower (a) is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject, including without limitation any laws, rulings or regulations relating to the Employee Retirement Income Security Act of 1974 or Section 4975 of the Internal Revenue Code and (b) has not failed to obtain any licenses, permits, franchises or other governmental or environmental authorizations necessary to the ownership of its properties or to the conduct of its business, which violation or failure might have a Material Adverse Effect.

6.6 Financial Statements; Full Disclosure. The financial statements for the fiscal year ending December 31, 1996, which have been supplied to the Bank, have been prepared in accordance with GAAP and fairly represent the Borrower's financial condition as of such date, and the financial statements for the interim period ending July 31, 1997, which have been supplied to the Bank, fairly represent the Borrower's financial condition as of such date. No material adverse change in the Borrower's financial condition has occurred since such dates. The financial statements referred to in this paragraph do not, nor does this Agreement or any written statement furnished by the Borrower to the Bank in connection with obtaining the Loans, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. The Borrower has disclosed to the Bank in writing all facts, including, without limitation, all pending litigation, administrative proceedings, and arbitration proceedings, which materially affect the properties, business, prospects, profits or condition (financial or otherwise) of the Borrower or the ability of the Borrower to perform this Agreement.

6.7 Litigation: Adverse Effects. There is no action, suit, audit, proceeding, investigation or arbitration (or series of related actions, suits, proceedings, investigations or arbitrations) before or by any governmental authority or private arbitrator pending or, to the knowledge of the Borrower, threatened against the Borrower or any property of the Borrower (i) challenging the validity or the enforceability of any of this Agreement, or any loan document, agreement, or instrument executed in connection herewith, or (ii) which has had, shall have or is reasonably likely to have a Material Adverse Effect, or (iii) which involves individual claims against the Borrower in excess of the sum of $100,000. The Borrower is not (A) in violation of any applicable requirements of law which violation shall have or is likely to result in a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or governmental authority, in each case which shall have or is likely to have a Material Adverse Effect. "Material Adverse Effect" means a material adverse effect upon (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or any Guarantor, (b) the ability of the Borrower or any Guarantor to perform its obligations under this Agreement or any document, agreement, guaranty, or instrument executed in connection herewith, or (c) the ability of the Bank to enforce the terms of this Agreement, or any document, agreement, guaranty, or instrument executed in connection herewith.

6.8 No Insolvency. After giving effect to all indebtedness of the Borrower (including without limitation the Indebtedness outstanding under the Loans), the Borrower (a) will be able to pay its obligations as they become due and payable;
(b) has assets, the present fair saleable value of which exceeds the amount that will be required to pay its probable liability on its obligations as the same become absolute and matured; (c) has sufficient property, the sum of which at a fair valuation exceeds all of its indebtedness; and (d) will have sufficient capital to engage in its business. In addition, the Borrower's grant of security interests in the Collateral and mortgages and assignments of rent in respect of the Real Property for the Loans constitutes fair consideration and reasonably equivalent value because the Borrower has received the proceeds of the Loans.

6.9 Government Consent. Neither the nature of the Borrower or of its business or properties, nor any relationship between the Borrower and any other entity or person, nor any circumstance in connection with the execution of this Agreement, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of the Borrower as a condition to the execution and delivery of this Agreement and the notes and documents contemplated herein.

6.10 Title to Properties. The Borrower (a) has good title to all property owned and a valid leasehold interest in all leased property, free from any liens and encumbrances, except as set forth on Schedule 6.10 attached to this Agreement, and (b) has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property whether now owned or hereafter acquired to be subject to a lien or encumbrance except as provided in this paragraph.

6.11 No Defaults. No event has occurred and no condition exists which would constitute a Pending Default or an Event of Default pursuant to this Agreement. The Borrower is not in violation in any material respect of any term of any agreement, charter instrument, bylaw or other instrument to which it is a party or by which it may be bound.

6.12 Environmental Protection. Except as disclosed in two Phase I environmental Site Assessments, each dated May 27, 1997, prepared by Dames & Moore, including the supplements thereto, the Borrower (a) has no actual knowledge of the permanent placement, burial or disposal of any Hazardous Substances (as hereinafter defined) on any real property owned, leased, or used by the Borrower (the "Premises"), of any spills, releases, discharges, leaks, or disposal of Hazardous Substances that have occurred or are presently occurring on, under, or onto the Premises, or of any spills, releases, discharges, leaks or disposal of Hazardous Substances that have occurred or are occurring off the Premises as a result of the improvement, operation, or use of the Premises which would result in material non-compliance with any of the Environmental Laws (as hereinafter defined); (b) is and has been in compliance in all material respects with all applicable Environmental Laws; (c) knows of no pending or threatened environmental civil, criminal or administrative proceedings against the Borrower relating to Hazardous Substances; (d) knows of no facts or circumstances that would give rise to any future civil, criminal or administrative proceeding against the Borrower relating to Hazardous Substances; and (e) will not permit any of its employees, agents, contractors, subcontractors, or any other person occupying or present on the Premises to generate, manufacture, store, dispose or release on, about or under the Premises any Hazardous Substances which would result in the Premises not complying in all material respects with the Environmental Laws.

      As used herein, "Hazardous Substances" shall mean and include all hazardous and toxic substances, wastes, materials, compounds, pollutants and contaminants (including, without limitation, asbestos, polychlorinated biphenyls, and petroleum products) which are included under or regulated by the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. ss.9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. ss.1801, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. ss.2601, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. ss.6901, et seq.), the Water Quality Act of 1987, as amended (33 U.S.C. ss.1251, et seq.), the Clean Water Act, as amended (33 U.S.C. ss.1321 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. Sec. 136, et seq.), the National Environmental Policy Act of 1969, as amended (42 U.S.C. Sec. 4321, et seq.), and the Clean Air Act, as amended (42 U.S.C. ss.7401, et seq.), and any other federal, state or local statute, ordinance, law, code, rule, regulation or order regulating or imposing liability (including strict liability) or standards of conduct regarding Hazardous Substances (hereinafter the "Environmental Laws"), but does not include such substances as are permanently incorporated into a structure or any part thereof in such a way as to preclude their subsequent release into the environment, or the permanent or temporary storage or disposal of household hazardous substances by tenants, and which are thereby exempt from or do not give rise to any violation of any Environmental Laws.

6.13 ERISA and Labor Matters. (a) None of the Borrower nor any ERISA Affiliate maintains or contributes to any Plan other than those set forth in Schedule 6.13(a) attached hereto. Each Plan which is intended to be qualified under
Section 401(a) of the Internal Revenue Code of 1986, as amended to the date hereof (the "Internal Revenue Code"), has been determined by the Internal Revenue Service (the"IRS") to be so qualified, and each trust related to any such Plan has been determined to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code. None of the Borrower nor any ERISA Affiliate knows of any reason why such Plans or trusts are no longer qualified or exempt following such determination by the IRS. Except as disclosed in
Schedule 6.13(a), none of the Borrower or any ERISA affiliate maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA. The Borrower and all ERISA Affiliates are in compliance in all material respects with the responsibilities, obligations or duties imposed on them by ERISA, the Internal Revenue Code and regulations promulgated thereunder with respect to all Plans. No Benefit Plan has incurred any accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the Internal Revenue Code) whether or not waived. Neither the Borrower nor any ERISA Affiliate nor any fiduciary of any Plan which is not a Multiemployer Plan (i) has engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code or (ii) has taken or failed to take any action which would constitute or result in a Termination Event. Neither the Borrower nor any ERISA Affiliate has any potential liability under Sections 4063, 4064, 4069, 4204 or 4212(c) of ERISA. Neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. Schedule B to the most recent annual report filed with the IRS with respect to each Benefit Plan and furnished to the Bank is complete and accurate in material respects. Since the date of each such Schedule B, there has been no material adverse change in the funding status or financial condition of the Benefit Plan relating to such Schedule B. Neither the Borrower nor any ERISA Affiliate has (i) failed to make a required contribution or payment to a Multiemployer Plan or (ii) made a complete or partial withdrawal under Sections 4203 or 4205 of ERISA from a Multiemployer Plan. Neither the Borrower nor any ERISA Affiliate has failed to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment. Neither the Borrower nor any ERISA Affiliate is required to provide security to a Benefit Plan under Section 401(a)(29) of the Internal Revenue Code due to a Plan amendment that results in an increase in current liability for the plan year. Except as set forth in
Schedule 6.13(a), the Borrower does not have, by reason of the transactions contemplated hereby any obligation to make any payment to any employee pursuant to any Plan or existing contract or arrangement. Upon written request of the Bank, the Borrower will provide to the Bank copies of all of the following: each Benefit Plan and related trust agreement (including all amendments to such Plan and trust) in existence, or for which the Parent or any ERISA Affiliate has taken any corporate action to authorize the adoption thereof, as of the date of this Agreement, and in respect of which such Company or any ERISA Affiliate is currently an "employer" as defined in Section 3(5) of ERISA, and the most recent summary plan description, actuarial report, determination letter issued by the IRS and Form 5500 filed in respect of each such Benefit Plan in existence; a listing of all of the Multiemployer Plans currently contributed to by such Company or any ERISA Affiliate with the aggregate amount of the most recent annual contributions required to be made by such Company and all ERISA Affiliates to each such Multiemployer Plan, any information which has been provided to such Company or an ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan and the collective bargaining agreement pursuant to which such contribution is required to be made; each employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees of such company or any of its subsidiaries after termination of employment other than as required by Section 601 of ERISA, the most recent summary plan description for such plan and the aggregate amount of the most recent annual payments made to terminated employees under each such plan.

      As used herein, "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute. As used herein, "ERISA Affiliate" means any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Borrower, (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Borrower, and (iii) member of the same affiliated service group (within the meaning of section 414(m) of the Internal Revenue Code) as the Borrower, any corporation described in clause (i) above or any partnership or trade or business described in clause
(ii) above. As used herein, "Plan" means an employee benefit plan defined in
Section 3(3) of ERISA in respect of which the Borrower or any ERISA Affiliate is, or within the immediately preceding six years was, an "employer" as defined in Section 3(5) of ERISA. As used herein,"Benefit Plan" means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multi-employer Plan) in respect of which the Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA. As used herein, "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by the Borrower or any ERISA Affiliate. As used herein,"Termination Event" means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Benefit Plan during a plan year in which the Borrower or such ERISA Affiliate was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of 20% of Benefit Plan participants who are employees of the Borrower or any ERISA Affiliate; (iii) the imposition of an obligation on the Borrower or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the Pension Benefit Guaranty Corporation, or any Person succeeding to the functions thereof (the "PBGC"), of proceedings to terminate a Benefit Plan; (v) any event or condition which might constitute grounds under Section

4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; or (vi) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan

      (b) Except as set forth in Schedule 6.13(b) attached hereto, as of the date of this Agreement, there is no collective bargaining agreement covering any of the employees of the Borrower. To the knowledge of the Borrower, except as set forth in Schedule 6.13(b) as of the date of this Agreement, no attempt to organize the employees of the Borrower is pending, threatened, planned or contemplated. Set forth in Schedule 6.13(b), as the case may be, is a list, as of the date of this Agreement, of all material consulting agreements, executive employment agreements, executive compensation plans, deferred compensation agreements, employee pension plans or retirement plans, and employee profit sharing plans.

6.14 Regarding the Accounts and Inventory. (a) Each of the accounts is based on an actual bona fide, and genuine (i) sale and delivery of goods or (ii) rendering or performance of services in the ordinary course of business, the Account Debtors have accepted such goods or services and unconditionally owe and are obligated to pay the full amounts reflected in the invoices according to the terms thereof without any defense, offset or counterclaim; (b) all of the shipping and delivery receipts and other documents to be given to the Bank with respect to the accounts are genuine; (c) to the best of the Borrower's knowledge, pursuant to its customary credit investigation in the ordinary course of business as of the date each account is created, each of the Account Debtors is solvent and able to pay such account when due, or with respect to any Account Debtors who are not solvent, the Borrower has set up on it books and in its financial records bad debt reserves adequate to cover such accounts; (d) each of the accounts referenced on the Borrower's most recent Borrowing Base or other certificate against which the Borrower has requested an advance under the Revolving Loan is an Eligible Account; and (e) all of the inventory referenced on the Borrower's most recent Borrowing Base certificate or other certificate against which the Borrower has requested an advance under the Revolving Loan is Eligible Inventory.

6.15 Margin Loans. None of the transactions contemplated in the Agreement will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation issued pursuant thereto, including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase any "margin security" within the meaning of said Regulation U. None of the proceeds of the Loans have been or will be used to purchase or refinance any borrowing, the proceeds of which were used to purchase any "security" within the meaning of the Securities Exchange Act of 1934, as amended.

7 Borrower Business Covenants. The Borrower covenants that on and after the date of this Agreement until terminated pursuant to the terms of this Agreement, or so long as any of the indebtedness provided for herein remains unpaid:

7.1 Payment of Taxes and Claims. The Borrower will pay (a) all taxes, estimated payments, assessments and governmental charges or levies imposed upon it or its property or assets or in respect of any of its franchises, businesses, income or property before any penalty or interest accrues thereon; and (b) all claims of materialmen, mechanics, carriers, warehousemen, landlords, bailees and other like persons, (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a lien or encumbrance upon any of the Borrower's property or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that no such taxes, assessments and governmental charges referred to in clause (a) above or claims referred to in clause (b) above are required to be paid if being contested in good faith by the Borrower, by appropriate proceedings diligently instituted and conducted, without danger of any material risk to the Collateral or the Bank's interest therein, without any of the same becoming a lien upon the Collateral, and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP, shall have been made therefor.

7.2 Maintenance of Properties and Corporate Existence. The Borrower shall (a) maintain its property in good condition and make all renewals, replacements, additions, betterments and improvements thereto which it deems necessary; (b) maintain, with financially sound and reputable insurers, insurance with respect to its properties and business against such casualties and contingencies, of such types (including but not limited to fire and casualty, public liability, products liability, larceny, embezzlement or other criminal misappropriation insurance) and in such amounts as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated, with each such policy of insurance containing a clause or endorsement satisfactory to the Bank that names the Bank as additional insured and lender loss payee, as its interest may appear, and that provides that no act, default or breach of warranty or condition of the Borrower or any other person shall affect the right of the Bank to recover under such policy or policies of insurance or to pay any premium in whole or in part relating thereto, in such amounts as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated; (c) reflect in its financial statements adequate accruals and appropriations to reserves and keep and maintain proper books of record and account in which entries in conformity with GAAP shall be made of all dealings and transactions in relation to its businesses and activities, including, without limitation, transactions and other dealings with respect to the Collateral; (d) do or cause to be done all things necessary (i) to preserve and keep in full force and effect its existence, rights and franchises, and (ii) to maintain its status as a corporation duly organized and existing and in good standing under the laws of the state of its incorporation; (e) conduct continuously and operate actively its business and take all actions necessary to enforce and protect the validity of any intellectual property; and (f) not be in violation of any laws, ordinances, or governmental rules and regulations or fail to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, which violation or failure to obtain might have a Material Adverse Effect.

7.3 Sale of Assets, Merger, Subsidiaries, Tradenames, Conduct of Business. The Borrower shall not (a) except in the ordinary course of business, sell, lease, transfer or otherwise dispose of, any of its assets and except for the sale or disposition of obsolete Equipment,
(b) consolidate with, merge into, enter into partnerships or joint ventures with or make investments in any other entity, or permit any other entity to consolidate with or merge into it, or (c) create or acquire any subsidiaries or conduct business under any other tradenames without the prior written consent of the Bank. The Borrower has no subsidiaries and conducts business only in the name of the Borrower, those tradenames set forth on Schedule 4.2 attached hereto, and those tradenames acquired pursuant to asset acquisitions permitted in this Section 7.3. The Borrower shall not engage in any business other than the businesses engaged in by the Borrower on the date hereof and any business or activities which are substantially similar or related thereto. The Borrower shall not without the prior written consent of the Bank acquire all or substantially all of the assets or business of any other person, company, or entity, except for the acquisition of new stores or other businesses in the footwear industry not to exceed the aggregate sum of (i) $1,000,000.00 in total purchase price (including without limitation liabilities assumed or debt incurred) for assets purchased in any period of twelve consecutive months; provided, however, that the Borrower shall provide to the Bank 30 days prior written notice of any such acquisition and any tradenames to be purchased or utilized in connection therewith and shall execute any documents deemed necessary by the Bank to perfect or protect the Collateral; and provided, further that the Borrower shall make no such acquisition if as a result thereof or after such acquisition, an Event of Default or a Pending Default would occur or exist hereunder.

7.4 Negative Pledge. The Borrower will not cause or permit or permit to exist or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), any of its real or personal property, whether now owned or hereafter acquired, to become subject to a lien or encumbrance, except:
(i) liens in connection with deposits required by workers' compensation, unemployment insurance, social security and other like laws; (ii) taxes, assessments, reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other similar title exceptions or encumbrances affecting real property, provided they do not in the aggregate materially detract from the value of said property or materially interfere with its use in the ordinary conduct of business; (iii) inchoate liens arising under ERISA to secure the contingent liability of the Borrower; (iv) liens as set forth in Schedule 6.10 attached to this Agreement; and (v) liens in connection with secured borrowings permitted by Section 7.5 below. In addition, the Borrower will not grant or agree to provide in the future (upon the happening of a contingency or otherwise), a "negative pledge" or other covenant or agreement similar to this Section 7.4 in favor of any other lender, creditor or third party.

7.5 Other Borrowings. Except for (A) the Loans or other Indebtedness to the Bank, (B) a certain existing loan from the 1955 George R. Utley Trust in the original principal amount of $213,869.18, (C) the Indebtedness disclosed on
Schedule 6.10 attached hereto, (D) purchase money financing in an amount not to exceed the purchase price of the property acquired and secured only by such property, not to exceed the aggregate sum of $250,000.00 outstanding at any time, and (E) unsecured Indebtedness or secured Indebtedness, secured only by a junior lien on Inventory issued to sellers of inventory or businesses acquired by the Borrower not to exceed the aggregate sum of $1,000,000.00 in any period of twelve consecutive months, which shall be subordinated to the Loans and if involving collateral, subject to intercreditor provisions, pursuant to subordination agreements satisfactory to the Bank, the Borrower will not directly or indirectly create, incur, assume or otherwise become or remain liable with respect to any Indebtedness. "Indebtedness," as applied to the Borrower or any other entity shall mean, at any time, (a) all indebtedness, obligations or other liabilities (other than accounts payable arising in the ordinary course of the Borrower's business payable on terms customary in the trade) which in accordance with GAAP should be classified upon the Borrower's balance sheet as liabilities, including, without limitation (i) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, (ii) under profit payment agreements or in respect of obligations to redeem, repurchase or exchange any securities or to pay dividends in respect of any stock, (iii) with respect to letters of credit issued, (iv) to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business, or (v) in respect of capital leases; (b) all indebtedness, obligations or other liabilities secured by a lien on any property, whether or not such indebtedness, obligations or liabilities are assumed by the owner of the same; and (c) all indebtedness, obligations or other liabilities in respect of interest rate contracts and currency agreements, net of liabilities owed by the counterparties thereon.

7.6 Contingent Obligations. The Borrower shall not directly or indirectly create or become liable with respect to any Contingent Obligation, except (a) recourse obligations resulting from the indorsement of negotiable instruments for collection in the ordinary course of business, (b) obligations, warranties and indemnities not relating to Indebtedness, which have been or are undertaken or made in the ordinary course of the Borrower's business or in connection with asset acquisitions occurring prior to the date hereof or permitted hereunder, and (c) Contingent Obligations with respect to surety, appeal and performance bonds obtained by the Borrower. "Contingent Obligations" means any agreement, undertaking or arrangement by which the Borrower assumes, guaranties, endorses, agrees to provide funding, or otherwise becomes or is contingently liable upon the obligation or liability of any other person, partnership, corporation, limited liability company or other.

7.7 Sale of Accounts; No Consignment. The Borrower shall not sell, assign, or encumber, except to the Bank, any of its Accounts or notes receivable and shall not permit any of its Inventory to be sold or transferred on consignment except to the extent of the aggregate sum of up to $100,000.00 of inventory at any one time or from time to time on consignment in California and Michigan. In addition, except in connection with acquisitions of existing inventory of purchased retail locations, the Borrower will not acquire or possess any inventory on consignment.

7.8 Minimum Security. The Borrower shall maintain, as minimum security for the Revolving Loan, Eligible Inventory and Eligible Accounts having an aggregate value such that the Borrowing Base will equal or exceed the aggregate unpaid principal balance of the Revolving Loan, and if the Borrower fails to do so, the Borrower shall immediately pay to the Bank the difference between the aggregate unpaid principal balance of the Revolving Loan and the

Borrowing Base.

7.9 Management. The Borrower shall not replace or change its chief executive officer Charles G. Schuyler or its chief financial officer Larry R. Martin without the prior written consent of the Bank, except for death or discharge for cause, in which event, the Borrower shall have replaced such officer with a person of similar experience and expertise reasonably acceptable to the Bank, within 60 days of such death or discharge.

7.10 Acquisition of Capital Stock. The Borrower shall not redeem or acquire any of its own capital stock, or any warrants or any securities for its capital stock, except (i) through the use of the net proceeds from the simultaneous sale of an equivalent amount of its capital stock for the same purchase or redemption price, and (ii) up to the Maximum Excess Cash Flow Amount.

7.11 Cash Dividends and Other Distributions. Except for a single distribution to the Guarantor in an amount not to exceed the sum of $250,000.00, which shall not cause (a) the Borrower's availability under its Borrowing Base to be less than $700,000.00 or (b) an Event of Default or a Pending Default hereunder, on or after the date hereof, the Borrower shall not declare or pay any cash dividends or make any other distributions of any kind to shareholders which total in excess of the Maximum Excess Cash Flow Amount; provided, however, that no dividends shall be paid if an Event of Default has occurred and is continuing under this Agreement. The aggregate amount of all redemptions of capital stock, dividends, distributions, management or other fees, loans, advances, royalties, license fees, product development expenses or other payments to Affiliates (collectively "Payments to Affiliates") shall be limited to an amount not to exceed 50% of the Borrower's Excess Cash Flow (the "Maximum Excess Cash Flow Amount"). "Excess Cash Flow" shall mean for any period the Borrower's EBITDA, plus amounts accrued or paid in respect of management fees, royalties or other similar charges to Affiliates, minus the sum of (i) scheduled principal payments on the Term Loan and long-term Indebtedness for borrowed money and lease payments on capital leases, (ii) the aggregate amount of capital expenditures,
(iii) charges for federal, state, local and foreign income taxes, (iv) Interest Expense, and (v) minus, in the case of an increase, and plus, in the case of a decrease, the increase or decrease in working capital (provided, however, that any increase in current assets due to acquisitions permitted by this Agreement using seller financing constituting long-term Indebtedness shall be net of the amount of such long-term Indebtedness). The Borrower shall make no Payments to Affiliates prior to March 31, 1998. Thereafter, the Borrower may make Payments to Affiliates in an amount not to exceed the Maximum Excess Cash Flow Amount quarterly in arrears, calculated upon the Borrower's cumulative Excess Cash Flow for the period beginning October 1, 1997, and continuing through the end of the most recently ended quarter until such time as the Loans are paid in full (with deductions for all such Payments to Affiliates made prior to the most recent calculation), and the Borrower has no rights to obtain or request advances under this Agreement; provided, however, the Borrower shall not make any Payments to Affiliates if immediately after making such payment (i) the Borrowing Base would exceed the principal balance of the Revolving Loan by an amount less than $200,000, or (ii) after making such payment, an Event of Default or a Pending Default shall occur hereunder. In addition to the foregoing, the Borrower may distribute the Excluded Property or any portion thereof to the pledgees thereof or to the Borrower's shareholder.

7.12 Loans and Advances. Except to the extent of the Maximum Excess Cash Flow Amount, and except for advances to employees which in the aggregate do not exceed $25,000 outstanding at any time, the Borrower will not make any loans or advances to any person, corporation or entity.

7.13 Transactions with Affiliates. The Borrower shall not, except as otherwise expressly permitted herein, directly or indirectly enter into or permit to exist any of the following: (i) make any investment in an Affiliate of the Borrower;
(ii) transfer, sell, lease, assign or otherwise dispose of any asset to any Affiliate of the Borrower, (iii) merge into or consolidate with or purchase or acquire assets from any Affiliate of the Borrower; (iv) repay any Indebtedness to any Affiliate of the Borrower; (v) pay any royalties or license fees to any Affiliate of the Borrower; (vi) pay any management or consulting fees to any Affiliate of the Borrower; (vii) enter into any other transaction directly or indirectly with or for the benefit of any Affiliate of the Borrower (including, without limitation, guaranties and assumptions of obligations of any such Affiliate) except in each case for transactions (A) in the ordinary course of business and (B) either on a basis no less favorable to the Borrower as would be obtained in a comparable arm's length transaction with a person, entity or corporation not an Affiliate, or in the case of compensation payable to any officer or director of the Borrower, in an amount approved by the Board of Directors of the Borrower. "Affiliate" shall mean any individual, partnership, corporation, or other entity which, directly or indirectly, is in control of, is controlled by, or is under common control with the Borrower, or is a family member related by birth or marriage. For the purposes of this definition,"control" of such entity shall mean the power, directly or indirectly, to vote 5% or more of the securities, units or other measures having ordinary voting power for the election of directors, management committees, or similar committees of such entity, or the power to direct or cause the direction of the management and policies of such entity, whether by contract or otherwise.

7.14 Tangible Net Worth. The Borrower shall maintain at all times a Tangible Net Worth of not less than (a) $4,100,000.00 beginning with the date of this Agreement and continuing through and including December 30, 1997, (b) $4,100,000.00, plus 50% of the Borrower's Net Income in the period beginning October 1, 1997, through and including December 31, 1997 the "Increased Amount," which shall be maintained at all times from January 1, 1998, through and including December 30, 1998, and (c) the Increased Amount plus 50% of the Borrower's Net Income in each fiscal year in which the Borrower's Net Income is positive, beginning with the fiscal year ending December 31, 1998, and ending with the most recently ended fiscal year at the date of calculation.

 "Tangible Net Worth" shall mean the Borrower's shareholders' equity, minus, without duplication, the sum of all of the following: (i) the excess of cost over the value of net assets of purchased businesses, rights, and other similar intangibles, (ii) organizational expenses, (iii) intangible assets (other than deferred taxes and deferred pension assets), (iv) goodwill, (v) deferred charges or deferred financing costs, (vi) loans or advances to and/or accounts or notes receivable from Affiliates, (vii) non-compete agreements, and (viii) any other asset not directly related to the operation of the business of the Borrower.

7.15 Debt Service Coverage Ratio. The Borrower shall maintain at all times specified below a ratio of (a) EBITDA minus expenditures for fixed or capital assets (whether financed or unfinanced) and expenditures, including without limitation, costs of any acquisition, which should be capitalized in accordance with GAAP for such period, minus payments for federal, state, local and foreign income taxes ("Adjusted EBITDA") to (b) Debt Service, of not less than 1.25 to
1.00. The ratio of Adjusted EBITDA to Debt Service shall be determined quarterly during fiscal year 1998, beginning with the quarter ending March 31, 1998, for the fiscal quarter ending on such date, continuing on June 30, 1998, for the two fiscal quarters ending on such date, continuing on September 30, 1998 for the three quarters ending on such date, and continuing on December 31, 1998, and as of the end of each month thereafter as of the last day of each month for the twelve month period ending on such date.

      "EBITDA" means for any period, (i) the sum of the amounts for such period of (A) Net Income, (B) Interest Expense, (C) charges for federal, state, local and foreign income taxes, and (D) depreciation, amortization expense and non-cash charges which were deducted in determining net income.

      "Debt Service" means with respect to any period, the sum of (a) scheduled principal payments on term obligations and capital leases for such period, plus
(d) Interest Expense.

      "Net Income" means for any period the net income (or deficit) after taxes of the Borrower for such period, which in accordance with GAAP would be included as net income on the statements of income of the Borrower for such period.

      "Interest Expense" means, for any period, as determined in conformity with GAAP, total interest expense, whether paid or accrued or due and payable (without duplication), including without limitation the interest component of capital lease obligations for such period, all bank fees, commissions, discounts and net costs under interest rate contracts.

7.16 Environmental Compliance and Indemnification. The Borrower hereby indemnifies the Bank and holds the Bank harmless from and against any loss, damage, cost, expense or liability (including strict liability) directly or indirectly arising from or attributable to the generation, storage, release, threatened release, discharge, disposal or presence (whether prior to or during the term of the Loans) of Hazardous Substances on, under or about the Premises (whether by the Borrower or any employees, agents, contractors or subcontractors of the Borrower or any predecessor in title or any third persons occupying or present on the Premises), or the breach of any of the representations and warranties regarding the Premises, including, without limitation: (a) those damages or expenses arising under the Environmental Laws; (b) the costs of any repair, cleanup or detoxification of the Premises, including the soil and ground water thereof, and the preparation and implementation of any closure, remedial or other required plans;
(c) damage to any natural resources; and (d) all reasonable costs and expenses incurred by the Bank in connection with clauses (a), (b) and (c) including, but not limited to reasonable attorneys' fees.

      The indemnification provided for herein shall not apply to any losses, liabilities, damages, injuries, expenses or costs which: (i) arise from the gross negligence or willful misconduct of the Bank, or (ii) relate to Hazardous Substances placed or disposed of on the Premises after the Bank acquires title to the Premises through foreclosure or otherwise.

7.17 Maintenance of Accounts. The Borrower shall not maintain or have any operating accounts or other accounts at any bank, depositary source or other financial institution where money or proceeds of Collateral are deposited or maintained, other than (i) bank accounts established in connection with the Borrower's retail stores with amounts not to exceed the aggregate sum of $75,000.00 at any time, (ii) its accounts at the Bank or (iii) other accounts acceptable to the Bank in its sole good faith discretion.

7.18 Financial Information and Reporting. The Borrower shall deliver the following to the Bank:

      (a) within 30 days after the end of each month, financial statements, including a balance sheet and statements of income and surplus, and statement of cash flows, certified by the president or chief financial officer of the Borrower (a "Financial Officer") as fairly representing the Borrower's financial condition as of the end of such period;

      (b) within 30 days after the end of each month, statements signed by a Financial Officer of the Borrower certifying the compliance of the Borrower with the terms of this Agreement and the calculation of the financial covenants contained in Section 7 above and calculating all Payments to Affiliates and the Maximum Excess Cash Flow Amount;

      (c) borrowing base certificate, or other writings satisfactory to the Bank for the calculation of, or setting forth the calculation of, the Borrowing Base with each advance request pursuant to the Revolving Loan, if the Borrowing Base does not reflect sufficient availability for such advance, but, in any event, no less frequently than once a month;

      (d) within 30 days after the end of each month, a report, in form satisfactory to the Bank, signed by a Financial Officer setting forth all of Borrower's accounts receivable in form satisfactory to the Bank and consistent with prior practices;

      (e) within 30 days after the end of each month, a report, in form satisfactory to the Bank, signed by a Financial Officer setting forth all of Borrower's accounts payable in form satisfactory to the Bank and consistent with prior practices;

      (f) within 120 days after the end of each fiscal year, audited, unqualified financial statements prepared in accordance with GAAP and certified by independent public accountants satisfactory to the Bank, containing a balance sheet, statements of income and surplus, statements of cash flows and reconciliation of capital accounts, and within 5 days after receipt thereof, any management letters written by such accountants;

      (g) within 120 days after the end of each fiscal year, a statement signed by the Borrower's independent public accountants certifying that nothing has come to their attention that would cause them to believe that the Borrower is in violation of the terms of this Agreement;

      (h) no later than 30 days prior to the end of each fiscal year, financial projections for the Borrower for its next fiscal year, on a monthly basis, including a projected income statement, balance sheet, and cash flow and comparative information for the comparative period of the preceding fiscal year;

      (i) within 45 days after the end of each quarter, financial statements of the Guarantor, including a balance sheet and statements of income and surplus, and a statement of cash flows in form filed with the Securities and Exchange Commission, quarterly or annually as the case may be, fairly representing the Guarantor's financial condition as of the end of such period;

      (j) within 120 days after the end of each fiscal year, audited, unqualified financial statements of the Guarantor prepared in accordance with GAAP and certified by independent public accountants satisfactory to the Bank, containing a balance sheet, statements of income and surplus, statements of cash flows and reconciliation of capital accounts, and within 5 days after receipt thereof, any management letters written by such accountants;

      (k) immediately upon the filing or release, as the case may be, copies of any Securities and Exchange Commission or State Securities Law disclosures, filings, documents or any press releases in respect of the Guarantor;

      (l) immediately upon becoming aware of the existence of any Pending Default, Event of Default or breach of any term or conditions of this Agreement, a written notice specifying the nature and period of existence thereof and what action the Borrower is taking or proposes to take with respect thereto; and

      (m) at the request of the Bank, such other information as the Bank may from time to time reasonably require.

7.19 Post Closing Matters. To the extent not delivered prior to or on the date of the initial funding hereunder, the Borrower shall deliver to the Bank, in form and substance satisfactory to the Bank, each of the agreements, instruments, opinions and other documents listed under the heading "Post Closing Matters" on Exhibit C attached hereto, within the respective time periods set forth on such Exhibit C.

8     Default.

8.1 Events of Default. Each of the following shall constitute an "Event of Default" hereunder: (a) the Borrower fails to make any payment of principal, interest or any other sum due and payable under any note or reimbursement agreement executed in connection with this Agreement on or before three days after the date such payment is due; (b) the Borrower fails to perform or observe any agreement, term, or covenant contained in Sections 1.1, 3.4, 4.4, 4.7, 7.1, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.10, 7.11, 7.12, 7.13, 7.17 or 7.18 of this
Agreement; (c) the Borrower fails to comply with any other provision of this Agreement, or fails to perform or observe any covenant contained in any mortgage, security agreement or other agreement in favor of the Bank, and any such failure continues for more than 15 days after such failure shall first become known to any Financial Officer of the Borrower; (d) any warranty, representation or other statement made or deemed to be made contained in this Agreement or in any instrument furnished in compliance with or in reference to this Agreement is false in any material respect when made or deemed to be made or misleading in any material respect; (e) the Borrower or the Guarantor becomes insolvent or makes an assignment for the benefit of creditors, or consents to the appointment of a trustee, receiver or liquidator; (f) bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings are instituted by the Borrower or the Guarantor; (g) bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings are instituted against the Borrower or the Guarantor, and the same are not fully discharged within 90 days after such filing; (h) a final judgment or judgments for the payment of money aggregating in excess of $100,000 is or are outstanding against the Borrower, and any such judgment or judgments have not been discharged in full or stayed;
(i) the occurrence of any event which allows the acceleration of the maturity of any indebtedness of (A) the Borrower to the Bank or any of the Bank's affiliates or (B) of the Guarantor to IMPLEO, LLC, a Delaware limited liability company or to Ralph E. Weil, Joseph Schueller, R. Weil & Associates, 621 Partners, Strafe & Company for account of David M. Kirr, Strafe & Company for account of Terry B. Marbach, and Strafe & Company for account of Gregg T. Summerville; (j) the occurrence of any event which allows the acceleration of the maturity of any material Indebtedness of the Borrower or constitutes a default or breach under any material lease or material contract to any other person, corporation or entity (other than the Bank) under any indenture, agreement or undertaking; (k) the default by, dissolution of the Guarantor, or any insurer or other surety for the Borrower with respect to any obligation or liability to the Bank or any of the Bank's affiliates; (l) a Change of Control of the Borrower shall have occurred ("Change of Control" shall mean a company, person, entity or group of companies, person or entities acting in concert, shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, exercise of the stock pledge or otherwise, have become the beneficial owner (within the meaning of Rule 13d.3 under the Securities Exchange Act of 1934, as amended) of securities of the Borrower representing more than 20% of the combined voting power of the outstanding securities of the Borrower ordinarily having the right to vote in the election of directors from the beneficial owners as of the date hereof ); or (m) the property furnished as Collateral declines materially in value, and the Borrower does not upon demand therefor, furnish additional security satisfactory to the Bank within 30 days of such demand.

8.2 Default Remedies. Upon the occurrence of an Event of Default, the Bank may immediately exercise any right, power or remedy permitted to the Bank by law or any provision of this Agreement, and shall have, in particular, without limiting the generality of the foregoing, the right to declare the entire principal, all interest accrued, and all other charges accruing on all Obligations to be forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower.

9     Miscellaneous.

9.1 Notices. (a) All communications under this Agreement or under the notes executed pursuant hereto shall be in writing and shall be sent by facsimile or by a nationally recognized overnight delivery service (1) if to the Bank, at the following address, or at such other address as may have been furnished in writing to the Borrower by the Bank:

      Bank One, NA
      100 East Broad Street
      Columbus, Ohio  43271-0170

      Loan Officer:
      Mark S. Slayman, Assistant Vice President
      (614) 248-2549
      (614) 248-5518 (Fax)

(2) if to the Borrower, at the following address, or at such other address as may have been furnished in writing to the Bank by the Borrower:

      Larry R. Martin, VP of Finance
      Drew Shoe Corporation
      252 Quarry Road
      Lancaster, Ohio  43130
      (614) 654-4979 (Fax)

With a copy to the Guarantor:

      Michael Strauss, Chairman & CEO
      BCAM International, Inc.
      1800 Walt Whitman Road        Melville, NY  11747          (516) 752-3550
      (516) 752-3558 (Fax)

(b) any notice so addressed and sent by telecopier shall be deemed to be given when confirmed, and any notice sent by nationally recognized overnight delivery service shall be deemed to be given the next day after the same is delivered to such carrier.

9.2 Access to Accountants. Upon two business days', prior written notice to the Borrower, the Borrower hereby irrevocably authorizes its certified public accountants to provide to the Bank any and all information that the Bank requests from time to time with regard to the Borrower, and to discuss with the Bank from time to time any and all matters relating to the Borrower.

9.3 Reproduction of Documents. This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by the Bank at the closing or otherwise, and (c) financial statements, certificates and other information previously or hereafter furnished to the Bank, may be reproduced by the Bank by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and the Bank may destroy any original document so reproduced. The Borrower agrees and stipulates that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Bank in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

9.4 Survival, Successors and Assigns. All warranties, representations, and covenants made by the Borrower herein or on any certificate or other instrument delivered by it or on its behalf under this Agreement shall be considered to have been relied upon by the Bank and shall survive the closing of the Loans regardless of any investigation made by the Bank on its behalf. All statements in any such certificate or other instrument shall constitute warranties and representations by the Borrower. This Agreement shall inure to the benefit of and be binding upon the heirs, successors and assigns of each of the parties.

9.5 Amendment and Waiver, Duplicate Originals. All references to this Agreement shall also include all amendments, extensions, renewals, modifications, and substitutions thereto and thereof made in writing and executed by both the Borrower and the Bank. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Borrower and the Bank; provided however that nothing herein shall change the Bank's sole discretion (as set forth elsewhere in this Agreement) to make advances, determinations, decisions or to take or refrain from taking other actions. No delay or failure or other course of conduct by the Bank in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right. Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.

9.6 Accounting Treatment and Fiscal Year. The Borrower shall not change its fiscal year for accounting or tax purposes from a period consisting of the twelve month period ending on

December 31 of each calendar year. The Borrower shall not make any material (as defined in GAAP) change in accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or law and disclosed to the Bank.

9.7 Enforceability and Governing Law. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction, as to such jurisdiction, shall be inapplicable or ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. No delay or omission on the part of the Bank in exercising any right shall operate as a waiver of such right or any other right. All of the Bank's rights and remedies, whether evidenced hereby or by any other agreement or instrument, shall be cumulative and may be exercised singularly or concurrently. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio (without giving effect to the conflict of laws rules thereof). The Borrower agrees that any legal suit, action or proceeding arising out of or relating to this Agreement may be instituted in a state or federal court of appropriate subject matter jurisdiction in the State of Ohio, waives any objection which it may have now or hereafter to the venue of any suit, action or proceeding, and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding.

9.8 Confidentiality. The Bank shall hold all non-public information obtained pursuant to the requirements hereof and identified as such by the Borrower in accordance with the Bank's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, and in any event may make disclosures reasonably required by a bona fide participant in connection with the contemplated participation, or as required or requested by any governmental authority or any representative thereof, or pursuant to any legal process, or to its accountants, lawyers and other advisors.

9.9 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.10 No Consequential Damages. No claim may be made by the Borrower, any officers, directors, or agents against the Bank or its affiliates, directors, officers, employees, attorneys or agents for any special, indirect, punitive, or consequential damages in respect of any breach or wrongful conduct (whether the claim therefor is based in contract, tort or duty imposed by law) in connection with, arising out of or in any way related to the transactions contemplated and relationships established by this Agreement, or any act, omission or event occurring in connection therewith, and the Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

9.11 Indemnity. The Borrower shall indemnify the Bank from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against the Bank in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other person or entity with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement, whether or not the Bank is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the Bank, as determined in a final, non-appealable judgment by a court of competent jurisdiction.

10    Definitions

10.1 Uniform Commercial Code Terms. All terms defined in the Uniform Commercial Code as adopted in the State of Ohio shall have the meanings given therein unless otherwise defined herein.

10.2 Accounting Terms. As used in this Agreement, and any promissory notes, certificates, reports or other documents made or delivered pursuant hereto, accounting terms not defined in this Agreement shall have the respective meanings given to such terms under GAAP. "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board as in effect on the date hereof.

10.3 Other Definitional Provisions.

      (a) The words "hereof," "herein," and "hereunder," and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

      (b) Whenever required by the context of this Agreement, the promissory notes or other loan documents executed in connection herewith, the singular shall include the plural, and vice versa and the masculine and feminine genders shall include the neuter gender and vice versa.

10.4 Index of Definitions.

           "Account Debtor" is defined in Section 2.1.

           "Accounts" is defined in Section 4.1.

           "Adjusted EBITDA" is defined in Section 7.15.

           "Affiliate" is defined in Section 7.13

           "Agreement" is defined in the preamble.

           "Bank" is defined in the preamble.

           "Benefit Plan" is defined in Section 6.13.

           "Borrower" is defined in the preamble.

           "Borrowing Base" is defined in Section 1.1.

           "Change of Control" is defined in Section 8.1.

           "Collateral" is defined in Section 4.1.

           "Contingent Obligations" is defined in Section 7.6.

           "Contra" is defined in Section 2.1.

           "Control" is defined in Section 7.13.

           "Debt Service" is defined in Section 7.15.

           "Deposits" is defined in Section 4.1.

           "EBITDA" is defined in Section 7.15.

           "Eligible Accounts" is defined in Section 2.1.

           "Eligible Inventory" is defined in Section 2.2.

           "Environmental Laws" is defined in Section 6.12.

           "Equipment" is defined in Section 4.1.

           "ERISA" is defined in Section 6.13.

           "ERISA Affiliate" is defined in Section 6.13.

           "Event of Default" is defined in Section 8.1.

           "Excess Cash Flow" is defined in Section 7.11.

           "Excluded Property" is defined in Section 4.1.

           "Financial Officer" is defined in Section 7.18.

           "GAAP" is defined in Section 10.2.

           "Guarantor" is defined in Section 3.5.

           "Hazardous Substances" is defined in Section 6.12.

           "Increased Amount" is defined in Section 7.14.

           "Indebtedness" is defined in Section 7.5.

           "Intellectual Property" is defined in Section 4.1.

           "Interest Expense" is defined in Section 7.15.

           "Internal Revenue Code" is defined in Section 6.13.

           "Inventory" is defined in Section 4.1.

           "IRS" is defined in Section 6.13.

           "Loans" is defined in Section 1.

           "Material Adverse Effect" is defined in Section 6.7.

           "Maximum Excess Cash Flow Amount" is defined in Section 7.11.

           "Multiemployer Plan" is defined in Section 6.13.

           "Net Income" is defined in Section 7.15.

           "Obligations" is defined in Section 4.1.

           "Payments to Affiliates" is defined in Section 7.11.

           "PBGC" is defined in Section 6.13.

           "Pending Default" is defined in Section 1.3.

           "Plan" is defined in Section 6.13.

           "Premises" is defined in Section 6.12.

           "Prior Loan Agreement" is defined in Section 3.6.

           "Prior Loan Documents" is defined in Section 3.6.

           "Proceeds" is defined in Section 4.1.

           "Real Property" is defined in Section 5.1.

           "Revolving Loan" is defined in Section 1.1.

           "Tangible Net Worth" is defined in Section 7.14.

           "Termination Event" is defined in Section 6.13.

           "Term Loan" is defined in Section 1.2.

      Each of the parties has signed this Agreement as of the date set forth in the preamble above.



                                   DREW SHOE CORPORATION



                                   By__________________________________


                                   Its_________________________________

                                   BANK ONE, NATIONAL ASSOCIATION



                                   By__________________________________


                                   Its_________________________________

                                  SCHEDULE 6.10


                       SCHEDULE OF PERMITTED ENCUMBRANCES


                                  Maximum Amount
Secured Party                  Description of Items              of Obligation
-------------                  --------------------              -------------

                                  SCHEDULE 4.2


                         SCHEDULE OF BUSINESS LOCATIONS